New You, Inc. Subsidiary ST Brands Acquires 100,000- Customer, CBD Seller, Infinite Product Co.

●	Available in 1,000 locations
●	20,000,000 milligrams of CBD isolate sold
●	100,000 customers
●	Virtually all-stock transaction

CARLSBAD, Calif., May 27, 2021 /PRNewswire/ -- New You, Inc. (OTCQB: NWYU) today announced, as disclosed in an 8-K dated May 26, entry into an agreement to acquire 49% of Colorado-based Infinite Product Company, LLC, 100% owner of Infinite CBD, with an option to acquire the remaining 51% for a total of $11,000,000 in primarily NWYU stock.

Emphasizing uncompromising product consistency and purity, Infinite CBD’s product line features a wide range of products that utilize all-natural ingredients, CBD isolate, Broad Spectrum CBD, and or Nano CBD for faster results, resulting in an average

4.8 star rating across all product SKU’s.

Infinite CBD produces, distributes and sells, through direct-to-consumer and wholesale channels dozens of products broken down into 3 primary categories: CBD isolate, broad spectrum, and nano CBD. Products are available as gummies, isolate droppers, and topical salves and creams.

“Since 2016, Infinite CBD has gained a reputation for premier quality and top customer service,” commented Jason Frankovich, New You Inc. executive chairman. “Our plan is to apply our financial capabilities and network to help accelerate their growth and expand market share in existing markets and help their entry into new markets.”

Infinite Product Company CEO, John Ramsay will continue his role as head of the Infinite and will take on management roles within New You, Inc.

“The vision of New You’s team for the future of global CBD and for its potential in improving health and wellness is one we share and we are in lock step in the ambitious plan for our growth,” mentioned Mr. Ramsey. “We’re thrilled to be embarking upon this journey together as one company.”

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About Infinite CBD

Infinite CBD was founded in 2016. After understanding the power this cannabinoid has, our team began working to bring it to customers around the country. Utilizing CBD and balancing your endocannabinoid system has never been as accessible and affordable. Made with highly refined, Colorado grown, industrial hemp, the Infinite CBD product line speaks for itself. Unique variations of CBD allow consumers to attain revitalization through their preferred method. Infinite CBD is home to a line of Nano CBD products; featuring much smaller CBD particles crafted for faster results. With a dedication to improving quality of life across the globe, this variation of CBD is catered to those who need quick attention to their problem areas. Our third-party lab results offer a public option to look into the science behind CBD isolate and how our product stands out from the competition. All Infinite CBD products are paired with individually batched testing to prove consistency and purity.

About New You, Inc.:

New You, Inc. (OTCQB: NWYU) wholly-owned subsidiary, ST Brands, ST Brands Corp is a holding company of branded assets that create, develop, market, and sell unique and proprietary cannabidiol (“CBD”) products to various segments of the global consumer market.

We apply our financial, operational, branding resource infrastructure to deliver turnkey business services and achieve economies of scale in sourcing, production, packaging and sales.

The Company seeks to acquire scalable cannabis companies with the potential to become sector leaders in the legal cannabis market. We provide growth capital and expert professional oversight in exchange for stock in their company.

Brands are selected for strong unique selling propositions, strategic value to other portfolio companies, and potential for ST Brands’ services to enhance cashflow and/or the equity value of the asset.

Products are sold through a number of channels, including wholesale to retailers, online direct-to-consumer, and white labeling for branded resellers. ST Brands provides its collection of brands and global resources in market research, brand creation and design, supply chain management with GMP and ISO materials, digital marketing and promotion, all with the intention of improving cost efficiency, expediting time to market and maximizing growth in each market.

The Company seeks to capitalize on the scaling challenges facing the individual CBD consumer products with solutions to issues including global branding obstacles, supply chain fragmentation, traceability, and compliance, among others.

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Safe Harbor Act: Statements in this press release that are not based on historical fact are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "goal," "estimate," "anticipate" or other comparable terms. We believe expectations reflected in our forward-looking statements are reasonable, although we cannot guarantee achievements, future results, levels of activity, performance, or other future events. These statements are based on management's current expectations and actual results may differ from these forward-looking statements due to numerous factors, including risks related to our ability to raise additional capital, liquidity, revenue growth, operating results, industry, regulations, technology and products, any of which could cause us to not achieve some or all of our goals, or cause our previously reported actual results and performance to change or differ from future results, performance, or achievements, including those expressed or implied by such forward-looking statements. You should not place undue reliance on these forward-looking statements. Furthermore, the forward-looking statements contained herein are made as of the date of this press release, and we undertake no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release, unless otherwise required by law.

Contact: info@stbrandsinternational.com

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